INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Post-Effective Amendment No. 64 to Registration Statement No.2-91090 on Form N-1A of our reports dated December 17, 2003 relating to the financial statements of Federated Equity Funds (comprised of the following funds: Federated Market Opportunity Fund, Federated Communications Technology Fund, Federated Growth Strategies Fund, Federated Capital Appreciation Fund, and Federated Large Cap Growth Fund) for the year ended October 31, 2003, and to the reference to us under the heading "Financial Highlights" in the Prospectus, which is a part of such Registration Statement.



Deloitte & Touche LLP

Boston, Massachusetts,
December 29, 2003